Exhibit 99.1

PRESS RELEASE

For Immediate Release

Cowen Group, Inc. Announces 2007 First Quarter Results

New York, May 1, 2007 - Cowen Group, Inc. (NASDAQ: COWN) today announced its operating results for the quarter ended March 31, 2007.

Total revenue for the quarter ended March 31, 2007 was $73.3 million, representing a decrease of 29% from $103.8 million in the prior year period.  The Company’s adjusted operating income for the first quarter of 2007 was $5.0 million compared to $16.0 million in the prior year period (See “Financial Measures” below for a discussion of adjusted operating income).  For the quarter ended March 31, 2007, the Company reported net income of $2.4 million, or $0.18 per diluted share, a decrease of $34.1 million compared to net income of $36.5 million, including a one-time $24.8 million gain on exchange seats, recorded in the prior year period.

“While disappointed in our first quarter results, I am encouraged by the build in our backlog.” said Kim Fennebresque, Chairman and Chief Executive Officer. “Our first quarter results were driven by a weaker investment banking performance which we believe was the consequence of a record fourth quarter last year where we executed numerous transactions that otherwise would have been completed in the first quarter. Our sales and trading group continued to perform amidst a challenging secondary equities business, posting both sequential growth and year-over-year growth. In addition, we completed our conversion to a new clearing agent during the quarter which will contribute to our goal of reducing non-compensation expense for the full year.”

Results of Operations

Investment Banking

The first quarter’s results were driven by decreases in both public and private capital raising activities, offset partially by an increase in strategic advisory revenue. Investment banking revenue was $25.1 million for the first quarter of 2007, down 53% from $53.4 million in the first quarter of 2006.

•      Equity underwriting revenue was $13.1 million, down 50% from $26.2 million in the prior year period.  In the first quarter of 2007, the Company lead managed 3 offerings and co-managed 9 offerings of equity and convertible securities for 12 companies, raising proceeds of approximately $2.0 billion.  In the first quarter of 2006, the Company lead managed 6 offerings and co-managed 16 offerings of equity and convertible securities for 22 companies, raising proceeds of approximately $3.7 billion.

•      Private placement revenue was $4.1 million in the first quarter of 2007, a decrease of $17.1 million, or 81%, compared to $21.2 million in the first quarter of 2006.  For the first quarter of 2007, the Company completed 3 private transactions with an average transaction size of $29.1 million compared to 12 transactions with an average transaction size of $35.4 million in the prior year period.

•      Strategic advisory fees were $8.0 million in the first quarter of 2007, an increase of $2.0 million, or 33%, compared to $6.0 million in the first quarter of 2006.  The Company acted as an advisor on 3 strategic advisory transactions that closed in the first quarter of 2007 with an aggregate value of approximately $725 million, as compared to 5 strategic advisory transactions that closed in the first quarter of 2006 with an aggregate value of approximately $400 million.

Sales and Trading

Sales and trading revenue was $44.6 million for the first quarter of 2007, an increase of 3%, or $1.1 million, compared to $43.5 million for the prior year period.  Commissions remained relatively stable at $24.0 million in the first quarter of 2007 compared to $24.1 million in the first quarter of 2006.  Principal transactions increased by 6% to $20.6 million in the first quarter of 2007 from $19.4 million in the prior year period.

Interest and Dividend Income

Interest and dividend income was $2.1 million for the first quarter of 2007, a decrease of $4.0 million, or 65%, compared with $6.1 million in the prior year period.  The decrease resulted primarily from lower average interest bearing assets in the first quarter of 2007 compared with the first quarter in 2006, partially offset by higher average interest rates during the first quarter of 2007.  The reduction in interest earning assets was the result of our returning capital to Société Générale in connection with our initial public offering.

Other

Other revenue for the first quarter of 2007 was $1.4 million, an increase of $0.7 million, or 107%, compared to $0.7 million in the first quarter of 2006.  The increase was primarily attributable to additional equity research fee income and increased fees for managing a portfolio of merchant banking assets and venture capital investments.

Compensation Expense

Employee compensation and benefits expense was $45.0 million for the first quarter of 2007, a decrease of $17.7 million, or 28%, compared with $62.7 million for the prior year period. The decrease was attributable to the application of the Company’s compensation to revenue ratio to lower revenue in 2007. Compensation and benefits expense in the first quarter of 2007 included $2.5 million of expense associated with the initial grant of equity to the Company’s employees in connection with the initial public offering. Excluding the expense associated with the initial grant of equity, compensation and benefit expense in the first quarter of 2007 represented 58% of revenue.

Non-Compensation Expense

Non-compensation expense was $25.7 million for the first quarter of 2007, a decrease of $1.9 million, or 7%, compared with $27.6 million in the prior year period.  The decrease was primarily attributable to a decrease in service fees as a result of our separation from Société Générale and a decrease in floor brokerage and trade execution related expenses related to our new clearing agreement with National Financial Services. These decreases were partially offset by increases in business development expenses and depreciation and amortization expense related to leasehold improvements made during 2006 in certain of our offices.

Provision for Taxes

The provision for taxes was $1.9 million for the three months ended March 31, 2007, which equals an effective tax rate of 43.8%, compared to a provision for taxes of $1.8 million in the first quarter of 2006, which represented an effective tax rate of 4.6%.

Financial Measures

In addition to the results presented above in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as adjusted operating income. The Company believes that these non-GAAP measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding its performance and overall results of operations. These metrics are an integral part of the Company’s internal reporting to measure the performance of its business and the overall effectiveness of senior management.  Reconciliations to comparable GAAP measures are available in the accompanying schedules.  The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in our various agreements or public filings.

Investors Conference Call

Kim Fennebresque, Chairman and Chief Executive Officer, and Thomas Conner, Chief Financial Officer, will host a conference call to discuss the Company’s first quarter financial results on Tuesday, May 1, 2007, at 9:00 am EST.  This call can be accessed by dialing 1-866-770-7051 domestic and 1-617-213-8064 international. The passcode for the call is 20917237. A replay of the call will be available beginning at 11:00 am May 1, 2007 through May 8, 2007.  To listen to the replay, please dial 1-888-286-8010 domestic or 1-617-801-6888.  The passcode for this call is 83712341. The call can also by accessed through live audio webcast or by delayed replay on the Company’s website at www.cowen.com.

About Cowen Group Inc.

Cowen Group, Inc., through Cowen and Company, LLC and Cowen International Limited, provides investment banking services, including underwriting and other capital raising solutions, equity research, sales, trading and mergers and acquisitions advice, to emerging growth companies in sectors including healthcare, technology, media and telecommunications, alternative energy and consumer.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements provide the Company’s current expectations or forecasts of future events.  Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts.  Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 30, 2007.  The Annual Report on Form 10-K is available at our website at www.cowen.com and at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, the company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

SOURCE:	Cowen Group, Inc.

CONTACT:	Thomas Conner, Chief Financial Officer
Cowen Group, Inc.
646-562-1719
Website: www.cowen.com

Cowen Group, Inc.

Preliminary Unaudited Consolidated Statements of Operations

Three Months Ended March 31, 2007 and 2006

	Three Months Ended
	March 31,
	2007	2006
	(in thousands, except per share data)
Revenues
Investment banking	$25,119	$53,439
Commissions	23,961	24,115
Principal transactions	20,665	19,412
Interest and dividend income	2,137	6,145
Other	1,415	682
Total revenues	73,297	103,793
Expenses
Employee compensation and benefits	45,026	62,738
Floor brokerage and trade execution	3,454	4,320
Service fees, net	3,503	4,956
Communications	4,197	4,128
Occupancy and equipment	4,277	4,222
Marketing and business development	3,215	2,903
Depreciation and amortization	766	475
Interest	141	227
Other	6,196	6,340
Total expenses	70,775	90,309
Operating income	2,522	13,484
Gain on exchange memberships	1,775	24,832
Income before income taxes	4,297	38,316
Provision for income taxes	1,884	1,776
Net income	$2,413	$36,540
Weighted average shares used in computation of per share data:
Basic	12,910	12,900
Diluted	13,417	12,900
Earnings per share:
Basic	$0.19	$2.83
Diluted	$0.18	$2.83

Cowen Group, Inc.

Reconciliation of Operating Income to Adjusted Operating Income

Three Months Ended March 31, 2007 and 2006

	Three Months Ended
	March 31,
	2007	2006
	(in millions)

Operating income	$2.5	$13.5

Exclusion of net deferred compensation plan expenses	—	2.5
Exclusion of compensation expense related to IPO awards	2.5	—

Adjusted operating income	$5.0	$16.0